Mercantile Bank Corporation Reports Strong Fourth Quarter and Full Year 2013 Results

2013 diluted earnings per share increased 69 percent for the quarter and 50 percent for the year

Continued significant improvement in asset quality

GRAND RAPIDS, Mich., January 21, 2014 – Mercantile Bank Corporation (NASDAQ: MBWM) (“Mercantile”) reported net income attributable to common shares of $5.2 million, or $0.59 per diluted share, for the fourth quarter of 2013, compared with net income attributable to common shares of $3.0 million, or $0.35 per diluted share, for the prior-year period. For the full year 2013, Mercantile reported net income attributable to common shares of $17.0 million, or $1.95 per diluted share, compared with net income attributable to common shares of $11.5 million, or $1.30 per diluted share, for the full year 2012.

The fourth quarter and year were highlighted by:

•	Increased profitability driven by improved asset quality

•	Nonperforming assets declined 63 percent from a year ago; currently represent only 0.7 percent of total assets

•	Level of loans in the 30- to 89-days delinquent category were negligible throughout 2013

•	New term loan originations of approximately $62 million during the fourth quarter and $230 million during the full year

•	Net interest margin remained well-above historical average levels

•	Announced first quarter cash dividend of $0.12 per common share, reflecting a current annual yield of approximately 2.3 percent

•	Definitive merger agreement signed with Firstbank Corporation; shareholders of both companies overwhelmingly voted to approve merger

“Mercantile delivered very strong performance through all of 2013, continuing our growth trajectory for a fourth consecutive year,” said Michael Price, Chairman and CEO of Mercantile. “Over the past several years, Mercantile has demonstrated consistent leadership in our markets by delivering strong operating results and gains in financial strength in an improving regional economy. We are encouraged by what we are seeing in new business development in our markets and we are confident that significant opportunities await our bank in 2014 as we consummate the pending merger.”

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $14.3 million during the fourth quarter of 2013, up $0.5 million or 3.5 percent from the prior-year fourth quarter. The increase in total revenue resulted from higher net interest income, which more than offset lower noninterest income. Net interest income during the fourth quarter of 2013 was $12.7 million, up $1.0 million or 8.2 percent from the fourth quarter of 2012, reflecting a 2.8 percent increase in average earning assets and an 18 basis point increase in the net interest margin. Total revenue was $54.3 million during the full year 2013, down $0.4 million or 0.7 percent from 2012. The decrease in total revenue resulted from lower noninterest income, which more than offset higher net interest income. Net interest income was $47.5 million in 2013, up $0.8 million or 1.6 percent from the prior year, reflecting a six basis point increase in the net interest margin, which more than offset a slight decrease in average earning assets. The yield on average earning assets was relatively stable throughout 2013 as the collection of unaccrued interest on nonaccrual commercial loan relationships that were paid off and commercial loan prepayment fees substantially offset the high level of lower-yielding federal funds sold. The cost of funds declined during 2013 mainly due to maturing fixed-rate certificates of deposit being renewed at lower rates, replaced by lower-costing funds, or allowed to runoff.

Noninterest income during the fourth quarter of 2013 was $1.6 million, down 22.9 percent from the prior-year fourth quarter. Noninterest income for 2013 was $6.9 million, down 14.0 percent from 2012. The decrease in noninterest income during the 2013 periods primarily resulted from lower rental income on foreclosed properties, as many such properties have been sold, and reduced residential mortgage banking fee income.

Mercantile recorded a negative $2.5 million provision for loan losses during the fourth quarter of 2013 and a negative $7.2 million provision during 2013 compared to a $0.3 million provision and a negative $3.1 million provision during the respective 2012 periods. The negative provision expense is the result of several factors, including continued progress in loan recoveries and collections, a reduced level of loan-rating downgrades and ongoing loan-rating upgrades as the quality of the loan portfolio continues to improve. Loan recoveries totaled $2.5 million during the fourth quarter of 2013, while loan charge-offs not specifically reserved for in prior periods amounted to $0.6 million, resulting in a net positive impact of $1.9 million on provision expense. Loan recoveries totaled $6.6 million during 2013, while loan charge-offs not specifically reserved for in prior periods amounted to $1.4 million, resulting in a net positive impact of $5.2 million on provision expense.

Noninterest expense totaled $9.1 million during the fourth quarter of 2013, down 1.0 percent from the prior-year fourth quarter. Noninterest expense for 2013 was $36.4 million, down 8.1 percent from 2012. Costs associated with the administration and resolution of problem assets, including legal expenses, property tax payments, appraisal costs and write-downs on foreclosed properties, totaled negative $0.2 million during the fourth quarter of 2013 and $0.6 million during 2013 compared to $0.9 million and $5.9 million during the respective 2012 periods. Gains on sales of other real estate, which are netted against problem asset costs, totaled $0.6 million during the fourth quarter of 2013 compared to $0.7 million during the fourth quarter of 2012 and $2.3 million during 2013 compared to $1.3 million during 2012. The reduction in problem asset costs reflects the continuation of Mercantile’s aggressive approach to managing and resolving problem assets. Pre-tax merger-related costs totaled $0.5 million during the fourth quarter of 2013 and $1.2 million during 2013.

Mr. Price continued: “We remain particularly pleased with the improvement in the financial performance of our loan portfolio. In 2013, we recorded a $7.2 million negative provision in large part reflecting significant recoveries and reductions in nonperforming and other stressed lending relationships. We will continue our efforts to strengthen the makeup of our loan portfolio while taking advantage of new business opportunities presented by improving economic conditions in our markets. We will strive to remain flexible and opportunistic as we pursue disciplined growth for long-term performance.”

Balance Sheet

As of December 31, 2013, total assets were $1.43 billion, an increase of $4.0 million or 0.3 percent from December 31, 2012; total loans increased $12.1 million, or 1.2 percent, to $1.05 billion over the same time period. Approximately $62 million and $230 million in new term loans to new and existing borrowers were originated during the fourth quarter and full year 2013, respectively, as continuing relationship building efforts have led to increased lending opportunities.

Commercial-related real estate loans continue to comprise a majority of Mercantile’s loan portfolio, representing approximately 66 percent of total loans as of December 31, 2013. Non-owner occupied commercial real estate (“CRE”) loans, comprising 34.6 percent of total loans as of December 31, 2013, increased 12.1 percent during the last twelve months. Owner-occupied CRE loans, equaling 24.9 percent of total loans at the end of the current year, increased 1.0 percent since December 31, 2012. Commercial and industrial loans, representing 27.2 percent of total loans as of December 31, 2013, increased slightly during 2013.

LOAN COMPOSITION

($000s)	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Commercial:
Commercial & Industrial	$286,373	$286,887	$279,300	$272,890	$285,322
Land Development & Construction	36,741	40,741	42,170	45,174	48,099
Owner Occupied CRE	261,877	258,656	253,172	253,089	259,277
Non-Owner Occupied CRE	364,066	368,301	357,452	327,776	324,886
Multi-Family & Residential Rental Properties	37,639	53,178	53,522	50,035	50,922

Total Commercial	986,696	1,007,763	985,616	948,964	968,506
Retail:
1-4 Family Mortgages	31,467	31,149	35,709	35,735	33,766
Home Equity & Other Consumer Loans	35,080	36,575	37,337	38,257	38,917

Total Retail	66,547	67,724	73,046	73,992	72,683

Total	$1,053,243	$1,075,487	$1,058,662	$1,022,956	$1,041,189

Mercantile has continued its efforts to improve liquidity by growing local deposits and reducing wholesale funding. As of December 31, 2013, total deposits were $1.12 billion, down $16.3 million from December 31, 2012. By comparison, local deposits increased $40.4 million to $906 million over the past year, representing 81.0 percent of total deposits as of December 31, 2013 compared to 76.2 percent at December 31, 2012. Growth in local deposits was driven primarily by new commercial loan relationships, as well as the introduction of innovative new products, various deposit-gathering initiatives and enhanced advertising and branding campaigns.

Wholesale funds were $258 million, or 20.9 percent of total funds, as of December 31, 2013, compared to $305 million, or 24.7 percent of total funds, as of December 31, 2012.

Short-term investments, consisting of federal funds sold and interest-bearing bank deposits, averaged $138.1 million during the fourth quarter of 2013. In addition to its short-term investments, Mercantile had approximately $169 million of borrowing capacity through various established lines of credit to meet potential funding needs, as well as approximately $43 million of unpledged U.S. Government securities as of December 31, 2013.

Asset Quality

Nonperforming assets (“NPAs”) at December 31, 2013 were $9.6 million, or 0.7 percent of total assets, compared to $25.9 million as of December 31, 2012, or 1.8 percent of total assets. This represents a reduction of $16.3 million or 63.1 percent from the end of 2012.

Robert B. Kaminski, Jr., Mercantile’s Executive Vice President and Chief Operating Officer, noted: “We remain pleased with the long term trends we have established in improving asset quality and delivering meaningful reductions in nonperforming assets. These trends reflect our aggressive stance to move troubled assets off our balance sheet. Nonperforming assets now represent 0.67 percent of our total assets and our 30- to 89-day delinquent loans continue at a nominal level. The entire Mercantile team has worked hard on this initiative, while staying true to our community banking roots, maintaining a steady focus on meeting the needs of our existing customers and driving the growth of new relationships in our markets. Our markets are competitive, but Mercantile is implementing robust sales programs and marketing initiatives to complement the overall value that we bring to clients. We believe these efforts are bearing fruit, as evidenced by the $230 million in term loans to new and existing borrowers we originated in 2013.”

Nonperforming loans (“NPLs”) totaled $6.7 million as of December 31, 2013, down $12.3 million from the year-ago quarter-end, while foreclosed real estate and repossessed assets declined $4.1 million from the year-ago quarter-end. As of December 31, 2013, CRE NPLs totaled $1.1 million. Owner-occupied nonperforming CRE loans accounted for $0.9 million of total CRE NPLs, while investor-owned CRE NPLs accounted for $0.2 million. Owner-occupied and rental residential NPLs totaled $4.2 million as of December 31, 2013.

NONPERFORMING ASSETS

($000s)	12/31/13	9/30/13	6/30/13	3/31/13	12/31/12
Residential Real Estate:
Land Development	$467	$538	$936	$1,370	$2,362
Construction	22	89	89	448	476
Owner Occupied / Rental	4,426	3,078	3,516	4,027	4,812

	4,915	3,705	4,541	5,845	7,650

Commercial Real Estate:
Land Development	481	633	681	755	789
Construction	0	0	0	0	0
Owner Occupied	1,049	1,219	1,566	2,708	3,534
Non-Owner Occupied	2,108	5,490	6,898	8,722	13,232

	3,638	7,342	9,145	12,185	17,555
Non-Real Estate:
Commercial Assets	1,016	1,111	755	869	734
Consumer Assets	0	0	1	1	1

	1,016	1,111	756	870	735

Total	$9,569	$12,158	$14,442	$18,900	$25,940

During the fourth quarter of 2013, Mercantile added $1.9 million of NPAs to its problem asset portfolio, while disposing of $4.5 million mainly through a combination of principal payments and asset sales ($3.9 million) and loan charge-offs ($0.6 million). In total, NPAs decreased by a net $2.6 million, or 21.3 percent, during the fourth quarter of 2013. During the 12-month period ended December 31, 2013, Mercantile added $3.9 million of problem assets to its NPA portfolio, successfully disposed of $16.5 million, and charged-off or wrote down an additional $3.8 million. In total, NPAs declined by a net $16.4 million since December 31, 2012.

NONPERFORMING ASSETS RECONCILIATION

($000s)	4Q 2013	3Q 2013	2Q 2013	1Q 2013	4Q 2012
Beginning balance	$12,158	$14,442	$18,900	$25,940	$35,942
Additions	1,869	852	495	692	3,691
Returns to performing status	0	0	0	0	(37)
Principal payments	(3,073)	(2,362)	(1,988)	(3,512)	(6,960)
Sale proceeds	(796)	(528)	(2,374)	(1,887)	(4,858)
Loan charge-offs	(553)	(56)	(319)	(2,116)	(1,202)
Valuation write-downs	(36)	(190)	(272)	(217)	(636)

Total	$9,569	$12,158	$14,442	$18,900	$25,940

Net loan recoveries were $0.1 million during the fourth quarter of 2013 compared with net loan recoveries of $1.9 million and net loan recoveries of $0.6 million for the linked- and prior-year quarters, respectively. Net loan recoveries totaled $1.3 million during 2013, compared with net loan charge-offs of $4.8 million during 2012.

NET LOAN CHARGE-OFFS (RECOVERIES)

($000s)	4Q 2013	3Q 2013	2Q 2013	1Q 2013	4Q 2012
Residential Real Estate:
Land Development	$(78)	$(387)	$(119)	$690	$(119)
Construction	0	0	0	0	0
Owner Occupied / Rental	(144)	(105)	(301)	479	16

	(222)	(492)	(420)	1,169	(103)
Commercial Real Estate:
Land Development	0	0	30	(210)	55
Construction	0	0	0	0	0
Owner Occupied	47	(74)	(6)	54	515
Non-Owner Occupied	1,206	(1,215)	79	61	(112)

	1,253	(1,289)	103	(95)	458
Non-Real Estate:
Commercial Assets	(1,154)	(172)	(95)	69	(935)
Consumer Assets	(4)	5	1	(1)	(35)

	(1,158)	(167)	(94)	68	(970)

Total	$(127)	$(1,948)	$(411)	$1,142	$(615)

Capital Position

Shareholders’ equity totaled $153.3 million as of December 31, 2013, an increase of $6.7 million from year-end 2012. The Bank remains “well-capitalized” with a total risk-based capital ratio of 15.7 percent as of December 31, 2013, compared to 14.7 percent at December 31, 2012. At December 31, 2013, the Bank had approximately $69 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 8,739,108 total shares outstanding at December 31, 2013.

Reflecting the continued strength of Mercantile’s operating performance and capital position, on January 16, 2014, the Board of Directors declared a cash dividend of $0.12 per common share, which is payable on March 10, 2014 to shareholders of record on February 10, 2014.

Mr. Price concluded: “While we recorded an outstanding year from virtually every benchmark, we were also making steady progress toward the consummation of our merger with Firstbank Corporation. We believe that this business combination will bring together two very strong community banks to create a major Michigan financial institution that combines strong customer relationships and a growing pipeline of new business opportunities. Our expectation is to create a combined business enterprise that can deliver disciplined growth and increasing value to our shareholders, together with improved financial performance, a strong capital position and the capacity to capitalize on new market opportunities in western and central Michigan.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Founded in 1997 to provide banking services to businesses, individuals and governmental units, the Bank differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has seven full-service banking offices in Grand Rapids, Holland and Lansing, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation

Fourth Quarter 2013 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

	DECEMBER 31,	DECEMBER 31,	DECEMBER 31,
	2013	2012	2011
	(Unaudited)	(Audited)	(Audited)
ASSETS
Cash and due from banks	$17,149,000	$20,302,000	$12,402,000
Interest-bearing deposit balances	6,389,000	10,822,000	9,641,000
Federal funds sold	123,427,000	104,879,000	54,329,000

Total cash and cash equivalents	146,965,000	136,003,000	76,372,000

Securities available for sale	131,178,000	138,314,000	172,992,000
Federal Home Loan Bank stock	11,961,000	11,961,000	11,961,000

Loans	1,053,243,000	1,041,189,000	1,072,422,000
Allowance for loan losses	(22,821,000)	(28,677,000)	(36,532,000)

Loans, net	1,030,422,000	1,012,512,000	1,035,890,000

Premises and equipment, net	24,898,000	25,919,000	26,802,000
Bank owned life insurance	51,377,000	50,048,000	48,520,000
Accrued interest receivable	3,649,000	3,874,000	4,403,000
Other real estate owned and repossessed assets	2,851,000	6,970,000	15,282,000
Deferred tax asset	17,754,000	22,015,000	26,013,000
Other assets	5,911,000	15,310,000	14,994,000

Total assets	$1,426,966,000	$1,422,926,000	$1,433,229,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$224,580,000	$190,241,000	$147,031,000
Interest-bearing	894,331,000	944,963,000	965,044,000

Total deposits	1,118,911,000	1,135,204,000	1,112,075,000

Securities sold under agreements to repurchase	69,305,000	64,765,000	72,569,000
Federal Home Loan Bank advances	45,000,000	35,000,000	45,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Accrued interest and other liabilities	7,435,000	8,377,000	5,596,000

Total liabilities	1,273,641,000	1,276,336,000	1,268,230,000

SHAREHOLDERS’ EQUITY
Preferred stock, net of discount	0	0	20,331,000
Common stock	162,999,000	166,074,000	173,979,000
Retained earnings (deficit)	(4,101,000)	(21,134,000)	(32,639,000)
Accumulated other comprehensive income (loss)	(5,573,000)	1,650,000	3,328,000

Total shareholders’ equity	153,325,000	146,590,000	164,999,000

Total liabilities and shareholders’ equity	$1,426,966,000	$1,422,926,000	$1,433,229,000

Mercantile Bank Corporation

Fourth Quarter 2013 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED REPORTS OF OPERATIONS

	THREE MONTHS ENDED	THREE MONTHS ENDED	TWELVE MONTHS ENDED	TWELVE MONTHS ENDED
	December 31, 2013	December 31, 2012	December 31, 2013	December 31, 2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Interest income
Loans, including fees	$13,980,000	$13,245,000	$52,924,000	$53,898,000
Investment securities	1,305,000	1,338,000	5,085,000	5,798,000
Federal funds sold	84,000	76,000	212,000	192,000
Interest-bearing deposit balances	4,000	7,000	21,000	29,000

Total interest income	15,373,000	14,666,000	58,242,000	59,917,000

Interest expense
Deposits	2,179,000	2,556,000	8,912,000	11,137,000
Short-term borrowings	22,000	27,000	80,000	157,000
Federal Home Loan Bank advances	154,000	122,000	533,000	993,000
Other borrowed money	323,000	224,000	1,261,000	929,000

Total interest expense	2,678,000	2,929,000	10,786,000	13,216,000

Net interest income	12,695,000	11,737,000	47,456,000	46,701,000
Provision for loan losses	(2,500,000)	300,000	(7,200,000)	(3,100,000)

Net interest income after provision for loan losses	15,195,000	11,437,000	54,656,000	49,801,000

Noninterest income
Service charges on accounts	377,000	381,000	1,532,000	1,523,000
Other income	1,214,000	1,682,000	5,340,000	6,471,000

Total noninterest income	1,591,000	2,063,000	6,872,000	7,994,000

Noninterest expense
Salaries and benefits	5,204,000	4,973,000	20,298,000	19,367,000
Occupancy	626,000	554,000	2,547,000	2,501,000
Furniture and equipment	230,000	288,000	984,000	1,176,000
Problem asset costs	(188,000)	931,000	595,000	5,862,000
Merger-related costs	467,000	0	1,246,000	0
FDIC insurance costs	189,000	306,000	793,000	1,200,000
Other expense	2,557,000	2,128,000	9,940,000	9,518,000

Total noninterest expense	9,085,000	9,180,000	36,403,000	39,624,000

Income before federal income tax expense (benefit)	7,701,000	4,320,000	25,125,000	18,171,000

Federal income tax expense (benefit)	2,538,000	1,271,000	8,092,000	5,636,000

Net income	5,163,000	3,049,000	17,033,000	12,535,000
Preferred stock dividends and accretion	0	0	0	1,030,000

Net income attributable to common shares	$5,163,000	$3,049,000	$17,033,000	$11,505,000

Basic earnings per share	$0.59	$0.35	$1.96	$1.33
Diluted earnings per share	$0.59	$0.35	$1.95	$1.30

Average basic shares outstanding	8,724,163	8,662,034	8,710,677	8,625,198
Average diluted shares outstanding	8,735,096	8,674,342	8,724,708	8,849,627

Mercantile Bank Corporation

Fourth Quarter 2013 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2013	2013	2013	2013	2012
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2013	2012
EARNINGS
Net interest income	$12,695	11,994	11,312	11,454	11,737	47,456	46,701
Provision for loan losses	$(2,500)	(1,700)	(1,500)	(1,500)	300	(7,200)	(3,100)
Noninterest income	$1,591	1,683	1,772	1,827	2,063	6,872	7,994
Noninterest expense	$9,085	9,922	8,813	8,584	9,180	36,403	39,624
Net income before federal income tax expense (benefit)	$7,701	5,455	5,771	6,197	4,320	25,125	18,171
Net income	$5,163	3,453	4,016	4,400	3,049	17,033	12,535
Net income common shares	$5,163	3,453	4,016	4,400	3,049	17,033	11,505
Basic earnings per share	$0.59	0.40	0.46	0.51	0.35	1.96	1.33
Diluted earnings per share	$0.59	0.40	0.46	0.50	0.35	1.95	1.30
Average basic shares outstanding	8,724,163	8,707,038	8,705,667	8,705,677	8,662,034	8,710,677	8,625,198
Average diluted shares outstanding	8,735,096	8,725,268	8,718,649	8,718,601	8,674,342	8,724,708	8,849,627

PERFORMANCE RATIOS
Return on average assets	1.43%	0.99%	1.18%	1.28%	0.85%	1.22%	0.82%
Return on average common equity	13.49%	9.15%	10.70%	12.07%	8.27%	11.36%	7.51%
Net interest margin (fully tax-equivalent)	3.80%	3.76%	3.66%	3.68%	3.62%	3.73%	3.67%
Efficiency ratio	63.59%	72.55%	67.36%	64.63%	66.52%	67.01%	72.45%
Full-time equivalent employees	241	239	239	231	232	241	232

CAPITAL
Period-ending equity to assets	10.74%	10.54%	11.23%	10.81%	10.30%	10.74%	10.30%
Tier 1 leverage capital ratio	12.53%	12.57%	12.52%	12.01%	11.31%	12.53%	11.31%
Tier 1 risk-based capital ratio	14.65%	14.08%	14.17%	14.12%	13.37%	14.65%	13.37%
Total risk-based capital ratio	15.91%	15.34%	15.43%	15.38%	14.64%	15.91%	14.64%
Book value per common share	$17.54	17.21	17.34	17.20	16.84	17.54	16.84
Cash dividend per common share	$0.12	0.12	0.11	0.10	0.09	0.45	0.09

ASSET QUALITY
Gross loan charge-offs	$2,408	85	382	2,415	1,469	5,290	12,644
Net loan charge-offs	$(127)	(1,948)	(411)	1,142	(615)	(1,344)	4,755
Net loan charge-offs to average loans	(0.05%)	(0.72%)	(0.16%)	0.45%	(0.24%)	(0.13%)	0.45%
Allowance for loan losses	$22,821	25,195	24,947	26,035	28,677	22,821	28,677
Allowance for loan losses to total loans	2.17%	2.34%	2.36%	2.55%	2.75%	2.17%	2.75%
Nonperforming loans	$6,718	8,609	10,526	12,394	18,970	6,718	18,970
Other real estate and repossessed assets	$2,851	3,549	3,916	6,506	6,970	2,851	6,970
Nonperforming assets to total assets	0.67%	0.86%	1.07%	1.36%	1.82%	0.67%	1.82%

END OF PERIOD BALANCES
Loans	$1,053,243	1,075,487	1,058,662	1,022,956	1,041,189	1,053,243	1,041,189
Total earning assets (before allowance)	$1,326,198	1,303,952	1,241,945	1,275,325	1,307,165	1,326,198	1,307,165
Total assets	$1,426,966	1,422,003	1,343,750	1,385,355	1,422,926	1,426,966	1,422,926
Deposits	$1,118,911	1,121,509	1,061,315	1,092,790	1,135,204	1,118,911	1,135,204
Shareholders’ equity	$153,325	149,834	150,938	149,692	146,590	153,325	146,590
AVERAGE BALANCES
Loans	$1,054,573	1,072,199	1,044,527	1,032,066	1,022,047	1,050,961	1,049,315
Total earning assets (before allowance)	$1,335,386	1,274,532	1,253,661	1,278,824	1,299,623	1,285,725	1,288,456
Total assets	$1,437,436	1,378,412	1,364,370	1,388,900	1,417,621	1,392,398	1,405,606
Deposits	$1,128,103	1,086,253	1,075,761	1,098,996	1,127,706	1,097,328	1,110,512
Shareholders’ equity	$151,873	149,785	150,478	147,783	146,244	149,990	153,274